EXHIBIT 4.1

NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES FILED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

ENDOVIA HEALTH SCIENCES, INC.

ORIGINAL ISSUE DISCOUNT CONVERTIBLE PROMISSORY NOTE

Original Principal Amount: $576,271.19

Loan Amount: $510,000.00

Issuance Date: September 18, 2026

Number: 2026-1

FOR VALUE RECEIVED, Endovia Health Sciences, Inc., a Nevada corporation (the “Company”), hereby promises to pay C/M Capital Master Fund, LP, a Delaware limited partnership, or its registered assigns (the “Holder”), the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to repayment, redemption or otherwise, the “Principal”), in each case when due, and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, redemption or otherwise (in each case in accordance with the terms hereof). The Issuance Date is the date of the first issuance of this Promissory Note (the “Note”) regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Note. This Note was issued with an original issue discount. This Note is being issued pursuant to obligations of the Company under that certain Note Purchase Agreement dated on the Issuance Date by and between the Holder and the Company (the “Agreement”) and is secured by that certain security agreement by and between the Holder and the Company dated as of the Issuance Date (the “Security Agreement”). Any capitalized words and terms which are not descriptive and used but not defined in this Note shall have the meanings ascribed to them in the Agreement.

This Note shall be a secured obligation of the Company, with priority over all existing and future indebtedness of the Company, including without limitation any amounts owed by the Company or any of its subsidiaries to the Holder or its affiliates or other holders under any preferred stock, promissory notes, convertible instruments, or other debt or equity instruments (the “Other Holder Obligations”). The obligations of the Company under this Note are secured pursuant to the terms of the Security Agreement, and such security interest includes but is not limited to all of the assets of the Company. So long as the Company shall have any obligation under this Note, the Company shall not (directly or indirectly through any subsidiary or affiliate) incur or suffer to exist or guarantee any indebtedness that is senior to or pari passu with (in priority of payment and performance) the Company’s obligations hereunder. For purposes of this paragraph, the term “Company” shall include any subsidiary of the Company in addition to the Company.

ARTICLE I
GENERAL TERMS

1.1       Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Note. The “Maturity Date” shall be the 12 month anniversary of the Issuance Date, as may be extended with the prior written consent of the Holder.

1.2       Interest Rate and Payment of Interest. Upon an Event of Default, as defined, Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 7% so long as such Event of Default remains uncured (“Interest Rate”). Interest shall be computed compounding quarterly and Interest shall be payable quarterly in arrears on each January 15, April 15, July 15, and October 15, commencing on January 15, 2027, to the record holder of this Note at the close of business on the preceding last Business Day of a calendar quarter (whether or not such day is a Trading Day), and such payment in Interest shall be made by the Company in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company; provided that at the Holder’s election, the Company may pay Interest by increasing the outstanding Principal in the aggregate principal amount of the Interest accrued for the applicable Interest period.

1.3       Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

1.4       Prepayment. The Company may prepay at any time and from time to time, in whole or in part, the outstanding Principal balance and accrued interest on the Principal amount being prepaid to the date of repayment without premium or penalty.

1.5       Ranking. Pursuant to the Security Agreement, the Company pledges and grants to the Holder a continuing priority lien and security interest in favor of the Holder in and to all of its right, title and interest in and to the Collateral as defined therein.

1.6       Repayment from Proceeds. While any portion of the Note is owed and outstanding, in every instance thereafter that the Company receives any gross cash proceeds from the issuance of any of its securities pursuant to the ELOC Agreement, the Company shall, within one Trading Day of the Company’s receipt of such proceeds, inform the Holder of such receipt, following which the Company shall immediately apply thirty percent (30%) of such proceeds to repay the outstanding amounts owed under the Note until the Note is paid in full, which the Company must complete within one Trading Day after the Company’s receipt of such proceeds. Such repayment shall be made based on the Holder’s Pro Rata Portion of its Note relative to the Other Notes. The repayment obligation noted herein may be modified by the express written consent of both Parties.

ARTICLE II
CONVERSION RIGHTS

2.1 Conversion Right. (a) Subject to the limitations set forth in this Note, the Holder shall have the right at any time, and from time to time, on or after the Issuance Date until the complete satisfaction by the Company of all amounts owed under this Note to convert all or any part of the outstanding and unpaid principal, interest, fees, or any other obligation owed pursuant to this Note into fully paid and non-assessable shares of Common Stock, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified, at the Conversion Price (as defined below) selected by the Holder for any particular conversion, determined as provided herein ; provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the Conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (the “Beneficial Ownership Limitation”), provided that, the Holder may increase the Beneficial Ownership Limitation up to 9.99% at its sole discretion upon 61 days prior written notice to the Company. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The number of shares of Common Stock to be issued upon each Conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) (the numerator) by the applicable Conversion Price then in effect on the date specified in the notice of conversion (the denominator), in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to the Company by the Holder in accordance with Section 2.4 below; provided that the Notice of Conversion is submitted by e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Company before 8:00 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any Conversion of this Note, the sum of (1) the Principal amount of this Note to be converted in such Conversion plus (2) at the Holder’s option, accrued and unpaid Interest, if any, on such principal amount at the Interest Rate provided in this Note to the Conversion Date.

(b)The right to convert this Note shall be subject to (i) receipt of an approved Supplemental Listing Application (“SLAP”) from the NYSE American, LLC (the “NYSE American”) for a number of shares of Common Stock equal to 19.99% of the Company’s currently outstanding and (ii) for any additional shares of Common Stock beyond the 19.99% number stockholder approval of the issuance in accordance with the rules of the NYSE American.

2.2       Conversion Price. Subject to the adjustments described herein, this Note shall be convertible into shares of Common Stock at any time, and from time to time, in any portion at the Conversion Price. The Conversion Price shall be automatically adjusted equitably for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, as well as stock combinations, recapitalization, reclassifications, extraordinary distributions and similar events, and shall further be subject to the following:

(a)       Additional Conversion Considerations. To the extent the Conversion Price of the Company’s Common Stock closes below the par value per share, the Company will take all steps necessary to solicit the consent of the stockholders to reduce the par value of the Common Stock to the lowest value possible under law. The Company agrees to honor all conversions submitted pending this adjustment. If the shares of the Company’s Common Stock have not been delivered within two Business Days to the Holder after its transmittal of the Notice of Conversion, the Notice of Conversion may be rescinded by the Holder in its sole discretion. If the Closing Sale Price cannot be calculated for such security on such date in the manner provided above, the Closing Sale Price shall be the fair market value as mutually determined by the Company and the Holder for which the calculation of the Closing Sale Price is required in order to determine the Conversion Price of such Notes. If at any time the Conversion Price as determined hereunder for any conversion would be less than the par value of the Common Stock, then at the sole discretion of the Holder, the Conversion Price hereunder may equal such par value for such conversion and the Conversion Amount for such conversion may be increased to include Additional Principal, where “Additional Principal” means such additional amount to be added to the Conversion Amount to the extent necessary to cause the number of conversion shares issuable upon such conversion to equal the same number of conversion shares as would have been issued had the Conversion Price not been adjusted by the Holder to the par value price.

(b)       Pro Rata Conversion; Disputes. In the event that holders of Other Notes seek to convert their Note simultaneously with any conversion of this Note and a limitation hereunder precludes the full conversions, the conversions will be processed in accordance with each such holder’s Pro Rata Portion. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with this Note.

2.3       Authorized Shares. The Company covenants that during the period the Conversion right exists, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Note issued pursuant to the Agreement. The Company is required at all times to have authorized and reserved three times the number of shares that are actually issuable upon full conversion of the Note (based on the Conversion Price of the Note in effect from time to time) (the “Reserved Amount”). The Company represents that upon issuance, such shares of Common Stock will be duly and validly issued, fully paid and non-assessable. In addition, if the Company shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which this Note shall be convertible at the then current Conversion Price, the Company shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Note. The Company (i) represents that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note.

Company’s failure to maintain or to replenish the Reserved Amount within five (5) business days of a request of the Holder, shall be an Event of Default under this Note.

2.4       Method of Conversion.

(a)       Mechanics of Conversion. Subject to this Article II, this Note may be converted by the Holder in whole or in part at any time from time to time on or after the Issuance Date, by (i) submitting to the Company a Notice of Conversion (by e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 8:00 p.m., New York, New York time) and (ii) subject to Section 2.4(b), surrendering this Note at the principal office of the Company.

(b)       Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless the entire unpaid principal amount of this Note is so converted. The Holder and the Company shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of the Holder shall, prima facie, be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

(c)       Delivery of Common Stock Upon Conversion. Upon receipt by the Company from the Holder of an e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 2.4, the Company shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates (or electronic shares via DWAC transfer, at the option of Holder) for the Common Stock issuable upon such conversion within one Business Day after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof.

(d)       Obligation of Company to Deliver Common Stock. Upon receipt by the Company of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding Principal amount and the amount of accrued and unpaid Interest on this Note shall be reduced to reflect such conversion, and, unless the Company defaults on its obligations under this Article II, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, the Company’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Company, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with such conversion. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by the Company before 8:00 p.m., New York, New York time, on such date.

(e)       Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions contained in Article II and in this Section 2.4, the Company shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC (as designated by the Holder in a Notice of Conversion) through its Deposit Withdrawal At Custodian (“DWAC”) system.

(f)       Failure to Deliver Common Stock Prior to Delivery Deadline. In addition to the Holder’s other available remedies, for any failure to deliver Common Stock by the Deadline: (i) as partial liquidated damages and not as a penalty, for each $1,000 of Common Stock to be issued (based on the closing price of the Common Stock as of 4:00 pm New York, New York time on the Deadline such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend, the Company shall pay to the Holder, in cash, $10 per Trading Day (increasing to $20 per Trading Day five Trading Days after the Deadline) for each Trading Day after the Deadline until such certificate is delivered without a legend (if applicable); (ii) the Holder may void its Notice of Conversion with respect to, and retain or have returned any portion of this Note that has not been converted pursuant to such Notice of Conversion; and (iii) if after the Deadline the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock that such Holder anticipated receiving from the Company, the Company shall pay to the Holder an amount equal to the excess of (A) such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”) over (B) the product of (x) such number of shares of Common Stock that the Company was required to deliver to the Holder by the Deadline multiplied by (y) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by such Holder to the Company of the applicable Notice of Conversion and ending on the date of such delivery and payment under this clause (iii). The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.

(g)       Rescindment of a Notice of Conversion. If (i) the Company fails to respond to Holder within one (1) Business Day from the Conversion Date confirming the details of Notice of Conversion, (ii) the Company fails to provide any of the shares of the Company’s Common Stock requested in the Notice of Conversion within one (1) Business Day from the date of receipt of the Note of Conversion, (iii) the Holder is unable to procure a legal opinion required to have the shares of the Company’s Common Stock issued unrestricted and/or deposited to sell for any reason related to the Company’s standing, (iv) the Holder is unable to deposit the shares of the Company’s Common Stock requested in the Notice of Conversion for any reason related to the Company’s standing, (v) at any time after a missed Deadline, at the Holder’s sole discretion, or (vi) if there is a trading restriction on the Common Stock on the day of or any day after the Conversion Date, the Holder maintains the option and sole discretion to rescind the Notice of Conversion with a “Notice of Rescindment.” For the avoidance of doubt, upon the delivery of a Notice of Rescindment, the liquidated damages set forth in Section 2.4(f) shall cease to continue to accrue with respect to such issuance.

2.5       Concerning the Shares. Until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE OR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Company shall issue to the Holder a new certificate therefore free of any transfer legend if (i) the Company or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be reasonably accepted by the Company so that the sale or transfer is effected or (ii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. In the event that the Company does not accept the opinion of counsel provided by the Holder with respect to the transfer of securities pursuant to an exemption from registration, such as Rule 144 or Regulation S, at the Deadline, and the does not provide a suitable replacement opinion to the Holder within two Business Days, it will be considered an Event of Default pursuant to Article IV of the Note.

2.6       Effect of Certain Events.

(a)       Effect of Merger, Consolidation, Etc. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the successor entity (the “Successor Entity”) assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount and interest rate equal to the principal amount then outstanding and the interest rate of this Note, having similar conversion rights as this Note and having similar ranking and security to this Note, and satisfactory to the Holder, and (ii) the Successor Entity is a publicly traded corporation whose common equity is quoted on or listed for trading on the Principal Market or another national securities exchange. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. “Fundamental Transaction” means the sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or the consolidation, merger or other business combination of the Company with or into any other Person or Persons when the Company is not the survivor

(b)       Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to conversion of all of the Notes, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Company shall not affect any transaction described in this Section 2.6(b) unless (a) it first gives, to the extent practicable, 30 days prior written notice (but in any event at least 15 days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of this Section 2.6(b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(c)       Adjustment Due to Distribution. If the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Company’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

(d)       Adjustment Due to Dilutive Issuance. If, at any time when this Note is issued and outstanding, the Company issues or sells, or in accordance with this Section 2.6(d) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Company in such Dilutive Issuance, subject to the Holder’s other rights under Section 2.2 to select its Conversion Price.

The Company shall be deemed to have issued or sold shares of Common Stock if the Company in any manner issues or grants any warrants, rights or options (not including employee stock option plans), whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

Additionally, the Company shall be deemed to have issued or sold shares of Common Stock if the Company in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options), and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

For the avoidance of doubt, notwithstanding any other terms of this Note, if, at any time when this Note is issued and outstanding, the Company issues or sells any shares of Common Stock under an “equity line of credit” common stock purchase agreement except under the ELOC Agreement, or other agreement similar in function thereto, with the Company or other investor, for a purchase price per share less than the Conversion Price in effect on the date of such issuance of such shares of Common Stock, then such issuance shall constitute a Dilutive Issuance and the Conversion Price will be reduced to the amount of the purchase price per share received by the Company in such Dilutive Issuance, subject to the Holder’s other rights under Section 2.2 to select its Conversion Price.

Notwithstanding anything to the contrary, this Section 2.6(d) shall not apply to an Exempt Issuance, as defined.

(e)       Purchase Rights. If, at any time when any Notes are issued and outstanding, the Company issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock, then the Holder of this Note will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(f)       Stock Combination Event. If at any time on or after the Issuance Date there occurs any stock split, stock dividend, stock combination, recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event,” and such date thereof, the “Stock Combination Event Date”) and the Event Market Price is less than the Floor Price then in effect (after giving effect to the adjustment required by Section 2.2), the Floor Price shall be reduced, effective as of the Stock Combination Event Date, to a price equal to the Event Market Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase of the Floor Price then in effect, no adjustment shall be made. “Event Market Price” means, with respect to any Stock Combination Event Date, the quotient of (i) the sum of the five (5) lowest VWAPs of the Common Stock during the twenty (20) consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the six-month anniversary of such Stock Combination Event Date (such period, the “Event Market Price Measuring Period”), divided by (ii) five (5); provided, however, if the Stock Combination Event Date occurs during the first six (6) months following the Issuance Date, then the Event Market Price Measuring Period shall be the twenty (20) consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the applicable date of determination. All such determinations shall be appropriately adjusted for any Stock Combination Event during such Event Market Price Measuring Period. Upon the occurrence of a Stock Combination Event, the Holder shall have the right, but not the obligation, exercisable by written notice to the Company at any time during the period commencing on the Stock Combination Event Date and ending on the twentieth (20th) Trading Day after the end of the Event Market Price Measuring Period (the “Share Combination Election Period”), to require the Company to redeem all or any portion of this Note at a price equal to the greater of (i) 115% of the Conversion Amount to be redeemed as of the date of such redemption election and (ii) the product of (A) the Conversion Amount to be redeemed divided by the Conversion Price then in effect, multiplied by (B) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the Stock Combination Event Date and ending on the Trading Day immediately prior to the date of the Holder’s redemption election (the “Share Combination Redemption Price”). The Company shall pay the Share Combination Redemption Price in cash within ten (10) Business Days of receipt of the Holder’s written redemption notice. Notwithstanding anything herein to the contrary, upon the occurrence of a Stock Combination Event, the Company shall provide the Holder with prompt written notice thereof (a “Stock Combination Event Notice”), which notice shall set forth (i) the applicable Stock Combination Event, (ii) the Stock Combination Event Date, (iii) the Event Market Price Measuring Period, and (iv) the Company’s calculation of the Event Market Price and the Adjusted Floor Price. If the Holder disputes the Company’s calculation of the Event Market Price, such dispute shall be resolved in accordance with the dispute resolution procedures set forth in this Note.

(g)       Volume Failure. Upon the occurrence of any Volume Failure, the Holder shall have the right, at the Holder’s option, exercisable at any time by delivery of written notice to the Company (a “Volume Failure Redemption Notice”), to require the Company to redeem all or any portion of this Note then outstanding (the “Volume Failure Redemption Amount”) at a price equal to the greater of (i) 115% of the Volume Failure Redemption Amount as of the date of such redemption election and (ii) the product of (A) the Volume Failure Redemption Amount divided by the Conversion Price then in effect, multiplied by (B) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding the first day of the applicable Volume Failure Measuring Period and ending on the Trading Day immediately prior to the date of the Holder’s Volume Failure Redemption Notice (the “Volume Failure Redemption Price”). The Company shall pay the Volume Failure Redemption Price in cash within five (5) Business Days of receipt of the Holder’s Volume Failure Redemption Notice. In addition to the foregoing redemption right, upon the occurrence of any Volume Failure, the Holder may, at the Holder’s option, convert all or any portion of the Conversion Amount at the Alternate Conversion Price then in effect, regardless of whether an Event of Default has occurred.

(h)       Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section 2.6, or under Section 2.2 (regarding stock splits, combinations, etc.), the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Note.

2.7       Trading Market Limitations. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then quoted, listed or traded, in no event shall the Company issue upon conversion of or otherwise pursuant to this Note more than the maximum number of shares of Common Stock that the Company can issue pursuant to any rule of the principal United States securities market on which the Common Stock is then traded (the “Maximum Share Amount”), subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Issuance Date. Once the Maximum Share Amount has been issued, if the Company fails to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company’s ability to issue shares of Common Stock in excess of the Maximum Share Amount within 30 days of the date on which the Maximum Share Amount has been issued, in lieu of any further right to convert this Note, such event will be considered an Event of Default under Article IV of the Note.

2.8       Status as Shareholder. Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a Holder of such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Note. Notwithstanding the foregoing, if a Holder has not received certificates or transmission of such shares pursuant to Section 2.4(e) for all shares of Common Stock prior to the 10th Business Day after the expiration of the Deadline with respect to a conversion of any portion of this Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Company) the Holder shall regain the rights of a Holder of this Note with respect to such unconverted portions of this Note and the Company shall, as soon as practicable, return such unconverted Note to the Holder or, if this Note has not been surrendered, adjust its records to reflect that such portion of this Note has not been converted. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion default payments pursuant to Section 2.3 to the extent required thereby for such Conversion default and any subsequent Conversion default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Section 2.2) for the Company’s failure to convert this Note.

ARTICLE III
CERTAIN COVENANTS

3.1       3(a)(9) Exchange Right; 3(a)(10) Transaction Prohibition. (a) Commencing on the date that is six (6) months after the Issuance Date, the Holder shall have the right, but not the obligation, to exchange all or any portion of this Note for shares of Common Stock in a transaction exempt from registration pursuant to Section 3(a)(9) of the Securities Act (a “3(a)(9) Exchange”). The Company shall cooperate with the Holder and take all actions reasonably requested by the Holder to effect any such 3(a)(9) Exchange, including without limitation, providing any information, certifications, or documentation reasonably required to complete such exchange. (b) So long as this Note is outstanding, the Company shall not enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(10) of the Securities Act (a “3(a)(10) Transaction”) without the Holder’s prior written consent. In the event that the Company does enter into, or makes any issuance of Common Stock related to a 3(a)(10) Transaction while this Note is outstanding without the Holder’s prior written consent, a liquidated damages charge of 25% of the outstanding principal balance of this Note, but not less than Fifteen Thousand Dollars ($15,000.00), will be assessed and will become immediately due and payable to the Holder at its election in the form of cash payment or addition to the balance of this Note.

3.2       Preservation of Existence, etc. The Company shall maintain and preserve, and cause each of its subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except as would not have a Material Adverse Effect.

3.3       Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all the provisions of this Note and take all action as may be required to protect the rights of the Holder.

3.4       Piggyback Registration Rights. Upon written demand of the Holder in accordance herewith, the Company shall include on any registration statement or offering statement filed with the SEC other than an at-the-market offering, all shares of Common Stock issuable and issued pursuant to the conversion of this Note. In addition to all other remedies at law or in equity or otherwise in connection with any breaches under this Note or the other Transaction Documents, failure to do so in compliance with this Section 3.4 will result in liquidated damages of $50,000, being immediately due and payable to the Holder at its election in the form of cash payment. The Company shall notify the Holder of an intended registration at least 15 Business Days prior to the filing of the applicable registration statement, and the Holder shall make its written demand to include its shares in such registration statement within three Business Days thereafter. The liquidated damages provided herein shall not apply if the Holder does not timely provide such written demand or fails to provide the Company with information and documents which are reasonably necessary for inclusion of the shares in such registration statement.

3.5       Legal Opinions. If the Holder provides the Company (which shall be at the cost of the Company), with (i) an opinion of counsel in form, substance and scope customary for opinions in comparable transactions, to the effect that a public sale or transfer of the shares may be made without registration under the Securities Act and such sale or transfer is effected or (ii) the Holder provides reasonable assurances that the Shares can be sold pursuant to Rule 144, the Company shall permit the transfer, and, in the case of the Shares, promptly instruct its transfer agent to issue one or more certificates, free from restrictive legend, in such name and in such denominations as specified by the Holder or, in the sole discretion of the Holder, the Company shall take all action necessary to ensure that such Shares are transferred electronically as DWAC shares. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section may be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section, that the Holder shall be entitled, in addition to all other available remedies (including without limitation consequential damages), to an injunction restraining any breach and requiring immediate transfer, without the necessity of showing economic loss and without any bond or other security being required.

3.6       Holder Redemption Right. Within ten (10) Business Days following the occurrence of the first Event of Default or Bankruptcy Triggering Event following the Issuance Date, the Holder may require the Company to pay to the Holder an amount in cash equal to the aggregate Principal balance, accrued and unpaid interest and any other amounts outstanding under this Note and any other promissory notes or similar instruments held by, or other Indebtedness owed to, the Holder, which shall be deemed to be a redemption of such securities, whereupon all such securities shall be cancelled and of no further force and effect. Upon such payment, the Holder shall surrender and deliver to the Company all such securities and instruments and certificates evidencing each of the foregoing securities.

3.7       Asset Sales. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions (each, an “Asset Sale”), without the Holder’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries in the ordinary course of business consistent with its past practice and (ii) sales of inventory and product in the ordinary course of business.

3.8       Independent Investigator. Upon the occurrence and during the continuance of any Event of Default, the Holder may, in its sole discretion, engage an independent investigator (the “Independent Investigator”) to investigate the Company and its Subsidiaries. In connection with such investigation, the Independent Investigator may, during normal business hours, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers of the Company which are not contractually required to be confidential or secret or and are not subject to attorney-client privilege or any other evidentiary or lawful privilege or duty of confidentiality or secrecy, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Company’s officers, directors, key employees and independent public accountants or any of them, all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested. All costs and expenses of such investigation shall be borne by the Company.

3.9       Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, permit any Indebtedness of the Company or any of its Subsidiaries to mature or accelerate prior to the Maturity Date.

3.10       Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issuance Date or any business substantially related or incidental thereto without the prior written consent of the Holder, not to be unreasonably withheld, delayed or conditioned. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose without the prior written consent of the Holder, not to be unreasonably withheld, delayed or conditioned.

3.11       Maintenance of Intellectual Property. The Company will, and will cause each of its Subsidiaries to, take all action necessary or advisable to maintain all of the intellectual property rights of the Company and/or any of its Subsidiaries that are necessary or material to the conduct of its business in full force and effect.

3.12       Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

3.13       Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, without the Holder’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except transactions in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof. For the avoidance of doubt, this Section 3.13 shall not apply to employee compensation, including grants of equity.

3.14       Variable Rate Transactions. So long as this Note is outstanding, the Company shall not, directly or indirectly, issue, enter into any agreement to issue, announce the issuance or proposed issuance of, or file any registration statement in connection with, any Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock, or (ii) enters into, or effects a transaction under, any agreement whereby the Company may issue securities at a future determined price (other than customary anti-dilution provisions relating to stock splits, stock dividends, recapitalizations and similar events). The Holder shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages. The ELOC Agreement and transactions pursuant thereto shall not be a Variable Rate Transaction, notwithstanding anything herein to the contrary.

3.15       Shareholder Approval and Exchange Listing.

(a) The Company represents and warrants that it will promptly submit (and in any event, within twenty (20) days) a SLAP to the NYSE American, and covenants and agrees to use commercially reasonable efforts to, as promptly as practicable, and in any event prior to the Stockholder Approval Deadline (as defined below), obtain approval from NYSE American for the listing of a number of shares of Common Stock equal to at least the sum of (i) 19.99% of the Company’s issued and outstanding shares of Common Stock as of the Issuance Date, plus (ii) all shares of Common Stock issuable upon conversion, exercise, or exchange of this Note, any Other Notes, and any other convertible securities, warrants, options, or other rights to acquire Common Stock held by the Holder or its affiliates for which NYSE American listing approval has not previously been obtained (collectively, the “Holder Securities”). Failure to submit the SLAP within twenty (20) days shall constitute an Event of Default. The Company shall provide the Holder with a copy of the SLAP submitted to the NYSE American. (b) The Company covenants and agrees that it shall (i) include in its proxy statement for its next annual meeting of stockholders, and in any event within ninety (90) days of the Issuance Date, a proposal seeking stockholder approval for the issuance of all shares of Common Stock issuable upon conversion, exercise, or exchange of the Holder Securities in excess of 19.99% of the Company’s issued and outstanding shares of Common Stock in accordance with the rules of NYSE American (the “Stockholder Approval Proposal”), (ii) use its best efforts to obtain stockholder approval of the Stockholder

Approval Proposal at such meeting or at a special meeting of stockholders to be held within one hundred twenty (120) days of the Issuance Date (the “Stockholder Approval Deadline”), and (iii) recommend that stockholders vote in favor of the Stockholder Approval Proposal. The Company shall not take any action to delay or impede the obtaining of such stockholder approval. The Stockholder Approval Proposal shall include all shares of Common Stock issuable under any Other Notes and any other convertible securities, warrants, options, or other rights to acquire Common Stock held by the Holder or its affiliates for which stockholder approval has not previously been obtained.(c) If the Company fails to obtain NYSE American approval of the SLAP as required by Section 3.17(a), fails to include the Stockholder Approval Proposal in its proxy statement by the deadline set forth in Section 3.17(b), or fails to obtain stockholder approval by the Stockholder Approval Deadline (each, a “Listing Failure”), then (i) such Listing Failure shall constitute an Event of Default under this Note and under any Other Notes, and (ii) commencing on the date of such Listing Failure and continuing until cured, the Interest Rate on this Note and on any Other Notes shall automatically increase by an additional five percent (5%) per annum (the “Listing Failure Interest”).(d) If stockholder approval is not obtained at the first meeting at which the Stockholder Approval Proposal is submitted, the Company shall (i) continue to seek stockholder approval at each subsequent annual or special meeting of stockholders until such approval is obtained, and (ii) use its best efforts, including engaging a proxy solicitation firm if reasonably requested by the Holder, to obtain such approval. The Company shall bear all costs associated with obtaining stockholder approval, including the costs of any proxy solicitation firm.

(e) Until such time as stockholder approval has been obtained, the Company shall not issue any shares of Common Stock, options, warrants, convertible securities, or other rights to acquire shares of Common Stock (other than Exempt Issuances and issuances to the Holder and holders of Other Notes pursuant to the terms hereof) if such issuance would reduce the number of shares of Common Stock available for issuance to the Holder upon conversion, exercise, or exchange of any of the Holder Securities below the 19.99% threshold without triggering the stockholder approval requirement.

ARTICLE IV
EVENTS OF DEFAULT

4.1       An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a)       The Company’s failure to pay to the Holder any amount of (x) Principal or Interest when and as due under this Note or (y) other amounts owing under this Note within five Business Days of when due;

(b)       The Company or any Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the

Company or any Subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company or any Subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of 61 days; or the Company or any Subsidiary of the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; or the Company or any Subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any Subsidiary of the Company for the purpose of effecting any of the foregoing;

(c)       The Company or any Subsidiary of the Company shall default beyond applicable grace and cure periods in any of its obligations under any other note or any, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable;

(d)       The Company’s Common Stock shall cease to be quoted or listed for trading, as applicable, on any Principal Market as a result of failure to comply with the listing standards thereof or a voluntary delisting for a period of five consecutive Trading Days;

(e)       The Company’s failure to timely file with the SEC any Report on or before the due date of such filing as established by the SEC, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under the Exchange Act;

(f)       The Company’s failure to maintain or to replenish the Reserved Amount within five business days of a request of the Holder, shall be an Event of Default under this Note;

(g)       Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or the Company or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or the Company denies in writing that it has any or further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate (other than in line with the relevant termination provisions) or rescind any Transaction Document;

(h)       The Company uses the proceeds of the issuance of this Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; or

(i)       Any Event of Default (as defined in any Other Notes or in any Transaction Document other than this Note) occurs with respect to any Other Notes, or any breach of any material term of any other debenture, note, or instrument held by the Holder in the Company or any agreement between or among the Company and the Holder resulting in a right by the Holder to accelerate the maturity of such indebtedness in an amount in excess of $100,000; or

(j)       The Company fails to file with the SEC a registration statement covering the resale of all shares of Common Stock issuable upon conversion of this Note within 45 days of the Issuance Date, or such registration statement is not declared effective by the SEC within 105 days of the Issuance Date, or after any such registration statement has been declared effective, sales cannot be made thereunder for any reason (including by reason of any stop order, suspension, or similar order or any failure to keep such registration statement effective and current) for more than an aggregate of thirty (30) Trading Days during any twelve (12) month period; or

(k)       A final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company and/or any of its Subsidiaries and which judgment(s) is (are) not, within sixty (60) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

(l)       The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note (except as may be covered by Article IV) or any other Transaction Document, which is not cured or remedied within the time prescribed therein, or if no time is prescribed, withing 10 Business Days.

4.2       During the time that any portion of this Note is outstanding, if any Event of Default has occurred and is continuing, the full unpaid Principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election given by notice pursuant to Section 6.1, immediately due and payable in cash. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. For the purposes hereof, an Event of Default relating to default in payment is “continuing” if it has not been waived, and an Event of Default relating to circumstances other than a default in payment is “continuing” if it has not been remedied or waived.

ARTICLE V
REISSUANCE OF THIS NOTE.

5.1       Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 5.4), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 5.4) to the Holder representing the outstanding Principal not being transferred.

5.2       Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 5.4) representing the outstanding Principal.

5.3       Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 5.4) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

5.4       Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms hereof, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding, (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

ARTICLE VI
Miscellaneous

6.1       Notices. Any notices, consents or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered and received: (i) upon receipt when delivered personally; (ii) upon receipt when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

Endovia Health Sciences, Inc.

1112 N. Flagler Drive

Fort Lauderdale, FL 33304

E-mail: brady@endoviasciences.com

Attention: Brady Cobb, Chief Executive Officer

With a copy to (which shall not constitute notice or service of process):

Michael D. Harris, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard

Suite 305

Palm Beach Gardens, FL 33410

E-mail: MHarris@nasonyeager.com

Attention: Michael Harris

If to the Investor:

C/M Capital Master Fund, LP

1111 Brickell Avenue

Suite 2920

Miami, Florida 33131

E-mail: _____________

Attention: _____________

or at such other address and/or email address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party three Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender’s email account containing the time, date, and recipient email address, as applicable or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

6.1       Payment Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, interest and other charges (if any) on, this Note at the time, place, and rate, and in the currency, herein prescribed. This Note is a direct obligation of the Company. As long as this Note is outstanding, the Company shall not and shall cause its Subsidiaries not to, without the consent of the Holder, amend its articles of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder.

6.2       Most Favored Nation. If, at any time while this Note is outstanding, the Company issues or sells any notes, convertible securities, or other debt or equity securities (other than Exempt Issuances) to any person or entity (a “Subsequent Issuance”) on terms that are more favorable to the holder of such securities than the terms provided to the Holder under this Note or any Transaction Document, then the Company shall promptly (and in any event within two (2) Business Days) notify the Holder in writing of such Subsequent Issuance, including a complete description of all terms thereof and copies of all documents evidencing such Subsequent Issuance. At the option of the Holder, exercisable by written notice to the Company at any time, the terms of this Note and all other Transaction Documents shall be automatically amended, effective as of the date of such Subsequent Issuance, to incorporate any and all such more favorable terms, including but not limited to conversion price, interest rate, maturity, security, covenants, events of default, redemption rights, consent rights, anti-dilution protections, registration rights, or any other term, so that the Holder shall receive the full benefit of such more favorable terms. The determination of whether terms are “more favorable” shall be made in good faith in the sole discretion of the Holder. Any failure by the Company to provide the notice required under this Section within the time period specified shall constitute an Event of Default. The Holder’s election to incorporate more favorable terms may be made on a term-by-term basis and need not be made for all terms at once.

6.3       Rollover Rights. Notwithstanding anything to the contrary herein, the Holder shall have the right, but not the obligation, to exchange, convert, or roll all or any portion of this Note (including any accrued and unpaid interest thereon) into any securities issued by the Company in any future financing, offering, investment, or other fund raising transactions (a “Future Transaction”) undertaken by the Company or any of its Affiliates or Subsidiaries, on the most favorable terms and conditions offered to any other investor in such Future Transaction (including with respect to any side letters, arrangements or other agreements providing additional rights); provided that any purchase price per share applicable to the Holder’s securities issued in the Future Transaction shall not be greater than the lower of (i) the Conversion Price that is then applicable under this Note, (ii) the price per share offered to any other investor in such Future Transaction, and (iii) any other price per share subsequently offered or agreed to by the Company with respect to such Future Transaction prior to closing. The Company shall provide the Holder with written notice of any proposed Future Transaction at least fifteen (15) days prior to the consummation thereof, including a term sheet, a complete summary of all material terms, copies of all draft definitive documentation, and the identity of all proposed participants and their respective investment amounts; and the Holder may elect, in its sole discretion, to participate in such Future Transaction by delivering written notice to the Company at any time prior to the closing of such Future Transaction. Failure by the Company to provide the notice and documentation required by this Section 6.4 within the time periods specified shall constitute an Event of Default. The Company shall not consummate any Future Transaction without providing the Holder a reasonable opportunity to exercise its rights hereunder. For the avoidance of doubt, the Holder’s right to roll the Notes into a Future Transaction is exercisable at the Holder’s sole discretion and shall not obligate the Holder to participate in any such Future Transaction, and the Holder may participate in any Future Transaction in an amount exceeding the outstanding principal and interest of this Note, in which case such excess shall be funded in cash. Notwithstanding anything herein to the contrary, this Section 6.4 shall not apply to an Exempt Issuance. The rights set forth in this Section 6.4 shall apply based on each holder of a Note’s applicable Pro Rata Portion if such Future Transaction constitutes less than the aggregate principal amount of all Notes.

6.4       Governing Law. This Note and the rights and obligations of the parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of Delaware (the “Governing Jurisdiction”) without regard to conflict of law principles that would result in the application of any law other than the law of the Governing Jurisdiction, including all matters of construction, validity and performance.

6.5       Jurisdiction; Venue; Service.

(a)       The Company hereby irrevocably consents to the exclusive personal jurisdiction of the state courts of the Governing Jurisdiction and, if a basis for federal jurisdiction exists, the exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.

(b)       The Company agrees that venue shall be proper in any court of the Governing Jurisdiction selected by the Holder or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction. The Company waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

(c)       Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Holder arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. The Company shall not file any counterclaim against the Holder in any suit, claim, action, litigation or proceeding brought by the Holder against the Company in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Holder brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by the Holder against the Company. The Company agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by the Company against the Holder in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Holder arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of Delaware sitting the City and County of Wilmington, New Castle County, and the United States District Court in the City and County of Wilmington, New Castle County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such Delaware State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)       The Company and the Holder irrevocably waive personal service of process and consent to process being served in such suit, claim, action, litigation or proceeding by the mailing of copies thereof by registered or certified mail or overnight delivery (with evidence of delivery) at the address provided for notices under this Note and agree that such service shall constitute good and sufficient service of process and notice thereof.

(e)       Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company or any other Person in the Governing Jurisdiction or in any other jurisdiction.

6.6       Waiver of Jury Trial. THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS NOTE OR ANY MATTER RELATING TO THIS NOTE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

6.7       Reimbursement of Fees. If the Company fails to strictly comply with the terms of this Note, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses, reasonably incurred by the Holder in any action in connection with this Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

6.8       Waiver. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing. Any amendment of this Note must be in writing signed by both parties.

6.9       Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or Interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

6.10       Confidentiality; Trading. The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company and that the Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that the Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.

6.11       Taxes. Without limiting any other provision of this Note, any and all payments by the Company hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (collectively referred to as “Taxes”) unless the Company is required to withhold or deduct any amounts for, or on account of, Taxes pursuant to any applicable law. If the Company shall be required by applicable law to withhold or deduct any Taxes from any amounts payable hereunder, (i) the Company shall make such withholding or deduction and timely pay the full amount withheld or deducted to the relevant governmental authority in accordance with applicable law, and (ii) the sum payable by the Company shall be increased as necessary so that after all required withholdings or deductions have been made (including withholdings or deductions applicable to additional sums payable under this Section) the Holder receives an amount equal to the sum it would have received had no such withholdings or deductions been made.

ARTICLE VII
CERTAIN DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

7.1       “Alternate Conversion Price” means, with respect to any Alternate Conversion, the lower of (i) the applicable Conversion Price as in effect on the applicable Conversion Date and (ii) the greater of (x) the Floor Price then in effect and (y) 75% of the lowest traded price of the Common Stock during the five consecutive Trading Day period ending on the Trading Day prior to delivery or deemed delivery of the applicable Notice of Conversion.

7.2       “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

7.3       “Change of Control” means (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all classes of capital stock of the Company then outstanding and normally entitled to vote in the election of directors; (ii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole; or (iii) the consummation of any merger, consolidation, recapitalization, or reorganization involving the Company in which the holders of the Company’s voting stock immediately prior to such transaction do not, immediately after such transaction, beneficially own securities representing at least 50% of the voting power of the surviving entity.

7.4       “Bankruptcy Triggering Event” means (i) the Company or any Subsidiary commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law, or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of the Company or any substantial part of its property; (ii) any such involuntary proceeding is commenced against the Company or any Subsidiary and not dismissed within 60 days; (iii) the Company or any Subsidiary makes a general assignment for the benefit of creditors; or (iv) the Company or any Subsidiary is generally unable to pay its debts as they become due.

7.5       “Closing Sale Price” means, for any security as of any date, the last closing sale price on such date as of 4:00 pm New York, New York time for such security on the Principal Market as reported by the Principal Market.

7.6       “Conversion Price” means the lower of $1.75 per share, or $0.01 above the Closing Sale Price on the date of Conversion, provided however, that upon any occurrence of an Event of Default, the Holder may thereafter elect to use the Alternate Conversion Price as the Conversion Price hereunder.

7.7       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

7.8       “Floor Price” means an amount equal to 20% of the “Minimum Price” (as such term is defined in Section 713 of the NYSE American Company Guide) of the Common Stock determined as of the Issuance Date, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events (including adjustments pursuant to Section 2.6(g) relating to Share Combination Events); provided that the Company may lower the Floor Price at any time upon written notice to the Holder. The Floor Price as adjusted pursuant to Section 2.6(g) is referred to herein as the “Adjusted Floor Price.”

7.9       “Exempt Issuance” means the issuance of (a) shares of Common Stock, restricted stock units or options, and the issuance of Common Stock under such restricted stock units and the exercise of such options, to consultants, employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, including the Company’s 2025 Equity Incentive Plan, as may be amended from time to time (the “2025 Plan”) by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, and upon stockholder approval if and as such stockholder approval may be required, provided that (i) all such issuances (taking into account the Common Stock issuable upon exercise of such options) after the Issuance Date pursuant to this clause (a) do not, in the aggregate, exceed more than [30%] of the Common Stock issued and outstanding on a fully-diluted basis immediately prior to the Issuance Date, (ii) the exercise price of any such options is not lowered, (iii) none of such options are amended to increase the number of shares issuable thereunder, and (iv) none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects the Holder, (b) securities issued upon the exercise or exchange of or conversion of the Notes and/or other securities issuable pursuant to existing agreements, exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that (i) such securities have not, except as provided in clause (d) below, been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock dividends, stock splits or combinations) or to extend the term of such securities, (ii) the conversion price of any such securities is not lowered, (iii) none of such securities are amended to increase the number of shares issuable thereunder, and (iv) none of the terms or conditions of any such securities are otherwise materially changed in any manner that adversely affects the Holder, (c) securities issued pursuant to any merger, acquisition or strategic transaction approved by a majority of the directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and which shall reasonably be expected to provide to the Company additional benefits, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) securities issued pursuant to any purchase money equipment loan or capital leasing arrangement or in connection with any amendment to any existing real estate lease to which the Company or any subsidiary is a party; (e) issuances of securities pursuant to or in connection with the ELOC Agreement or any other agreement or transaction involving the Holder or any affiliate thereof; and (f) for the avoidance of doubt, issuances of securities pursuant to or in connection with (x) the 2025 Plan or (y) a Fundamental Transaction.

7.10       “Material Adverse Effect” means any material adverse effect on (i) the enforceability of this Note, (ii) the results of operations, assets, business or financial condition of the Company and its Subsidiaries, taken as a whole, other than any material adverse effect that resulted primarily from (A) any change in the United States or foreign economies or securities or financial markets in general that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (B) any change that generally affects the industry in which the Company and its Subsidiaries operate that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) any change arising in connection with pandemics, earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (D) any action taken, or omitted to be taken, by the Holder, its affiliates or its or their respective successors and assigns with respect to the transactions contemplated by this Note, (E) the effect of any change in applicable laws or accounting rules that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (F) any change resulting from compliance with terms of this Note or the consummation of the transactions contemplated by this Note, or (iii) the Company’s ability to perform in any material respect on a timely basis its obligations under this Note to be performed as of the date of determination.

7.11       “Other Notes” means any other promissory notes issued by the Company to the Holder or any affiliate of the Holder.

7.12       “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

7.13       “Principal Market” shall mean The NYSE American (or any nationally recognized successor thereto); provided, however, that in the event the Company’s Common Stock is not listed on The NYSE American (or any nationally recognized successor thereto) but is then listed or traded on The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE Arca, or the OTCQB or the OTCQX operated by OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing), then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

7.14       Reports” means all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, including, without limitation, any Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and any Current Reports on Form 8-K.

7.15       “SEC” means the United States Securities and Exchange commission.

7.16       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

7.17       “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

7.18       “Trading Day” shall mean any day during which the Principal Market shall be open for business.

7.19       “Transaction Document” means, each of this Note, any Other Notes and any and all documents, agreements, instruments or other items executed or delivered in connection with any of the foregoing, including without limitation the Note Purchase Agreement and the Security Agreement.

7.20       “Volume Failure” means, with respect to a particular date of determination, the aggregate daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the Principal Market on any Trading Day during the thirty (30) consecutive Trading Day period ending on the Trading Day immediately preceding such date of determination (such period, the “Volume Failure Measuring Period”) is less than $150,000.

7.21       “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the dispute resolution procedures set forth in this Note. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during any period during which the VWAP is being determined.

** Signature Pages Follows **

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed as of the Issuance Date.

COMPANY:
ENDOVIA HEALTH SCIENCES, INC.

By:	/s/ Brady Cobb
Name:	Brady Cobb
Title:	Interim Chief Executive Officer

IN WITNESS WHEREOF, the Holder has caused this Promissory Note to be duly executed as of the Issuance Date.

HOLDER:

C/M CAPITAL MASTER FUNDS, LP

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	Authorized Signatory

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert $_________________ principal amount of the Note (defined below) together with $________________ of accrued and unpaid interest thereto, totaling $_____________ into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of ENDOVIA HEALTH SCIENCES, INC., a Nevada corporation (the “Borrower”), according to the conditions of the secured convertible note of the Borrower dated as of [____] (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[ ] The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal At Custodian system (“DWAC Transfer”).

Name of DTC Prime Broker:

Account Number:

[ ] The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name: [NAME]

Address: [ADDRESS]

Date of Conversion:

Applicable Conversion Price: $

Number of Shares of Common Stock to be Issued

Pursuant to Conversion of the Notes:

Amount of Principal Balance Due remaining

Under the Note after this conversion:

Accrued and unpaid interest remaining:

[HOLDER	]

By:
Name:	[NAME]
Title:	[TITLE]
Date:	[DATE]